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                                           Exhibit 12

                                  TUCSON ELECTRIC POWER COMPANY
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                            (IN THOUSANDS)


                                                                12 Months Ended
                                                                ----------------
                                             Sep. 30,   Dec. 31,  Dec. 31,   Dec. 31,  Dec. 31, Dec. 31,
                                              1999       1998      1997       1996      1995      1994
                                             -------   --------  --------   --------  -------   --------
FIXED CHARGES:
  Interest on Long-Term Debt (1)             $66,962    $72,672    $66,247   $59,836   $69,174   $69,353
  Other Interest (2)                         $13,269    $13,207     $9,640   $11,721    $9,113    $7,591
  Interest on Capital Lease Obligations (3)  $82,052    $81,823    $83,019   $84,383   $83,986   $82,511
                                             -------    -------    -------   -------   -------   -------
TOTAL FIXED CHARGES                         $162,283   $167,702   $158,906  $155,940  $162,273  $159,455



NET INCOME                                   $44,805    $41,676    $83,572  $120,852   $54,905   $20,740

ADD (DEDUCT):
  Income Taxes - Operating Expense           $22,375    $18,372    $19,297    $9,795    $8,920     ($91)
  Income Taxes - Other                        $1,627      ($794)  ($41,401) ($91,950) ($29,356)  ($4,820)
  Total Fixed Charges                       $162,283   $167,702   $158,906  $155,940  $162,273  $159,455
                                             -------    --------   --------  --------  --------  -------
TOTAL EARNINGS BEFORE TAXES
AND FIXED CHARGES                           $231,090   $226,956   $220,374  $194,637  $196,742  $175,284


RATIO OF EARNINGS TO FIXED CHARGES             1.424      1.353      1.387     1.248     1.212     1.099


(1)  Amounts have been restated for years ended 1996 and 1997 to conform to current year's presentation.

(2)  Excludes recognition of Allowance for Borrowed Funds Used During Construction.

(3)  Capital Lease Interest Paid from Statement of Cash Flows.


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